EX-99.B

PRESIDENT'S LETTER
                        [LETTERHEAD OF GSB APPEARS HERE]


                               October ___, 1997

Dear Shareholders:

     You are cordially invited to attend the Special Meeting of Shareholders of
G.S.B. Investments, Inc. ("GSB") to be held on December   , 1997 at 5:00 P.M.,
local time, at GSB's main offices located at 2814 S.W. 34th Street, Gainesville, Florida 32608

     At the Special Meeting, the shareholders of GSB will consider and vote upon
(1) a proposal to approve an Agreement and Plan of Merger ("Merger Agreement") pursuant to which GSB will merge (the "Merger") with and into Compass Florida Gainesville, Inc., a Florida corporation ("Compass Florida"), a wholly owned subsidiary of Compass Bancshares, Inc., a Delaware corporation ("Compass"), and
(2) a proposal to approve resolutions ratifying all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock, the issuance of the outstanding shares of GSB Common Stock, and all acts of GSB's Board of Directors and officers related thereto (the "Resolutions"). Compass Florida is a special purpose entity formed for the purpose of effecting the Merger.

     Your Board of Directors has determined that the Merger is in the best interests of GSB and its shareholders and unanimously recommends that you vote "FOR" approval of the Merger and "FOR" approval of the Resolutions.

     Under the Merger Agreement, each common shareholder of GSB will receive shares of Compass common stock in exchange for all his or her shares of GSB common stock. The number of shares of Compass common stock that will be exchanged for each share of GSB common stock will be determined as described in the Proxy Statement/Prospectus which accompanies this letter.

     Consummation of the Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement by a majority of GSB's shareholders and approval by various regulatory agencies. The terms of the Merger are described in detail in the Proxy Statement/Prospectus that follows. I urge you to read this document as you consider your vote.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF GSB COMMON STOCK ARE REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE RESOLUTIONS. CONSEQUENTLY, THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER IT IS ESSENTIAL THAT YOU TAKE THE TIME TO CONSIDER AND TO VOTE UPON THIS SIGNIFICANT MATTER AND THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING.

     On behalf of the Board of Directors, I thank you for your investment in GSB, and for your serious consideration of the important matter at hand.

                                    Sincerely yours,



                                    Carl Walls, President